Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports Fourth Quarter Fiscal 2016 Results

BROOKFIELD, CT—(Marketwired – December 6, 2016)

•	Fourth quarter sales were $107.4 million, down from previous periods on weak end market demand across nearly all markets

•	Net income of $5.3 million ($0.08 per diluted share) includes non-recurring tax benefit of $1.8 million ($0.03 per diluted share)

•	Net cash improved to $247 million, providing additional financial strength and flexibility to fund growth

•	First quarter 2017 guidance: sales between $104 and $112 million; diluted EPS between $0.01 and $0.06

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for fiscal 2016 fourth quarter ended October 30, 2016.

Fourth quarter sales were $107.4 million, down 13% sequentially and 24% compared with last year. Sales of flat panel display (FPD) photomasks were $25.1 million, down 17% compared with last year and 20% sequentially, while sales of integrated circuits (IC) photomasks were $82.3 million, down 26% from the same period last year and 10% from last quarter. Net income attributable to Photronics, Inc. shareholders was $5.3 million ($0.08 per diluted share) and includes a non-recurring tax benefit of $1.8 million ($0.03 per diluted share) primarily related to the recognition of certain tax benefits in Taiwan that were determined to be realizable in filings for future tax periods, compared with $18.6 million ($0.25 per diluted share), for the fourth quarter of 2015.

"Demand for our products fell during the quarter as many of our customers decreased new design activity, reducing the demand for new photomasks, especially at the high end,” said Peter Kirlin, chief executive officer. “High end FPD remains soft as the industry transitions from LCD to OLED, temporarily reducing new design activity. High end IC memory is starting to see pricing recovery, driving new design activity but not yet impacting mask demand. High end IC logic, which can be volatile, was down this period. Net income fell due to the lower sales level, but we were able to offset some of the decline by reducing our operating expenses. Despite lower sales and net income, cash flow from operations was positive and we added to our already strong balance sheet. We are well positioned to invest in our growth initiatives for IC and FPD, while also evaluating strategic M&A opportunities."

Full Year Results

Full year sales were $483.5 million, down 8% compared with last year. Sales of IC photomasks were down 13%, while sales of FPD photomasks increased 15%. Net income attributable to Photronics, Inc. shareholders was $46.2 million ($0.64 per diluted share), compared with $44.6 million ($0.63 per diluted share) in 2015. Non-GAAP net income attributable to Photronics, Inc. shareholders was $32.6 million ($0.47 per diluted share), compared with $45.5 million ($0.64 per diluted share) in 2015.

First Quarter 2017 Guidance

Kirlin continued, “While we believe our end market demand will improve in 2017, we don’t anticipate any meaningful improvement during the first quarter. Markets should basically remain level with fourth quarter demand, with potential tailwinds from high-end logic offset by seasonal softness from Christmas and Chinese New Year holidays.” For the first quarter of 2017, Photronics expects revenues to be between $104 million and $112 million and net income attributable to Photronics, Inc. shareholders to be between $0.01 and $0.06 per diluted share.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share, are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

•	Non-recurring tax benefit in fiscal 2016 related to the recognition of certain tax benefits in Taiwan that were determined to be realizable in filings for future tax periods

•	Non-recurring net gain on sale of investment in fiscal 2016

•	Financing expenses in fiscal 2015 related to the exchange of convertible senior notes

The presentation of this financial information should not be considered in isolation from, or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Conference Call

A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Tuesday, December 6, 2016. The call can be accessed by logging onto Photronics' web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.